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Exhibit 4.1

SUPPLEMENTAL INDENTURE

        This Supplemental Indenture (this "Supplemental Indenture"), dated as of November 1, 2004, by and between Smurfit-Stone Container Enterprises, Inc., a Delaware corporation (the "Corporation"), as successor by merger to Jefferson Smurfit Corporation (U.S.), a Delaware corporation ("JSCUS"), and The Bank of New York, as trustee under the Indenture referred to below (the "Trustee").

W I T N E S S E T H

        WHEREAS, JSCUS, as Issuer, and JSCE, LLC, a Delaware limited liability company and successor to JSCE, Inc., a Delaware corporation, by virtue of conversion pursuant to Section 266(a) of the General Corporation Law of the State of Delaware, as Guarantor ("JSCE") and the Trustee have previously executed and delivered that certain Indenture, dated as of September 26, 2002 (the "Indenture"), providing for the issuance by JSCUS of its 8 1/4% Senior Notes due 2012 (the "Notes");

        WHEREAS, effective as of the date hereof, JSCE has merged with and into JSCUS with JSCUS continuing as the surviving corporation;

        WHEREAS, pursuant to Section 10.7 of the Indenture, the guarantee of JSCE shall be automatically released and discharged upon the merger of JSCE with and into JSCUS;

        WHEREAS, effective as of the date hereof, immediately after the merger of JSCE with and into JSCUS, JSCUS has merged with and into Stone Container Corporation, a Delaware corporation, with Stone Container Corporation continuing as the surviving corporation renamed Smurfit-Stone Container Enterprises, Inc.;

        WHEREAS, upon the merger of JSCUS with and into the Corporation pursuant to Article Five of the Indenture, the Corporation is obligated to execute and deliver this Supplemental Indenture to expressly assume the obligations of JSCUS as the "Issuer" under the Indenture; and

        WHEREAS, pursuant to Sections 9.01 and 9.05 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

        NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto mutually covenant and agree as follows:

          1.    Capitalized Terms.    Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

          2.    Release of Guarantee.    Pursuant to Section 10.7 of the Indenture, the guarantee of JSCE has been automatically released and discharged effective upon the merger of JSCE with and into JSCUS.

          3.    Assumption of Obligations.    The Corporation hereby expressly assumes all of the obligations of JSCUS under the Notes and under the Indenture.

          4.    Incorporation of Terms of Indenture.    The obligations of the Issuer under the Supplemental Indenture shall be governed in all respects by the terms of the Indenture. The Corporation shall be bound by the terms of the Indenture.

          5.    No Recourse Against Others.    No past, present or future director, officer, employee, incorporator or stockholder of the Corporation, as such, shall have any liability for any obligations of the Corporation under the Notes, the Indenture, any Guarantee or this Supplemental Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation or for any claim based on, in respect of, or by reason of his, her or its status as such director, officer, employee, incorporator or stockholder.

          6.    Governing Law.    THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

          7.    Counterparts.    The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

          8.    Effect of Headings.    The headings in this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

          9.    Disclaimer by Trustee.    The Trustee makes no representation as to the validity of this Supplemental Indenture or the proper authorization or due execution of this Supplemental Indenture by the Corporation and makes no representation as to the validity of the recitals contained herein, all of which are made solely by the Corporation.

[signature page follows]

        IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of November 1, 2004.

SMURFIT-STONE CONTAINER ENTERPRISES, INC., as Issuer
By:	/s/ CHARLES A. HINRICHS
	Name:	Charles A. Hinrichs
	Title:	Vice President and Chief Financial Officer
THE BANK OF NEW YORK, as Trustee
By:	/s/ ROBERT A. MASSIMILLO
	Name:	Robert A. Massimillo
	Title:	Vice President

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  Exhibit 4.1
SUPPLEMENTAL INDENTURE